                                    FORM OF
                        INVESTMENT MANAGEMENT AGREEMENT
                           CHUBB AMERICA FUND, INC.

     THIS AGREEMENT made this      day of      1997, between CHUBB AMERICA
FUND, INC., a Maryland corporation with offices at One Granite Place, Concord, New Hampshire (the "Fund"), and CHUBB INVESTMENT ADVISORY CORPORATION, a Tennessee corporation with offices at One Granite Place, Concord, New Hampshire ("Chubb Investment");

                                  WITNESSETH

     WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company of 1940 (the "Investment Company Act");

     WHEREAS, the Fund is authorized to issue shares of common stock, $.01 par value, ("Stock") in separate classes or series with each such class or series representing an interest in a separate portfolio of securities and other assets, and each with its own investment objectives, investment policies and restrictions (individually, a "Portfolio", collectively, the "Portfolios");

     WHEREAS, Chubb Investment is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940;

     WHEREAS, the Board of Directors of the Fund desires to retain Chubb Investment to render investment management and corporate administrative services to the Fund's Portfolios set forth in Schedule A hereto, as such may be revised from time to time, in the manner and on the terms set forth herein; and

     WHEREAS, the Board of Directors of the Fund believes that Chubb Investment's expertise and business contacts are and will be of material benefit to the Fund in employing and supervising any investment subadviser ("Subadviser"), as further described below;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and Chubb Investment hereby agree as follows:

     1. Appointment of Manager. The Fund hereby appoints Chubb Investment as the investment manager ("Investment Manager" or "Manager") for each of the Portfolios of the Fund specified in Appendix A to this Agreement, as such Appendix A may be amended by the Manager and the Fund from time to time, subject to the supervision of the Directors of the Fund and in the manner under the terms and conditions set forth in this Agreement.

     2. (a) Duties of Chubb Investment. Chubb Investment hereby agrees, subject to the supervision of the Board of Directors of the Fund (i) to act as the investment manager of the Portfolios, and, in that connection, (ii) to select and contract, at its own expense, with investment subadvisers ("Subadvisers") to manage the investment operations and composition of each and every Portfolio of the Fund, including the purchase, retention, and disposition of the investments, securities and cash contained in each Portfolio.

In taking any action hereunder, Chubb Investment shall always be subject to, and shall follow at all times (i) any restrictions of the Fund's Articles of Incorporation and By-Laws, as amended from time to time, (ii) the applicable provisions of the Investment Company Act, and any rules and regulations adopted thereunder, (iii) the statements relating to the Portfolios' investment objectives, policies and restrictions as the same are set forth in the prospectus of the Fund and Statement of Additional Information then currently effective under the Securities Act of 1933 (the "Prospectus"), and (iv) any other provisions of state and federal law applicable to it in connection with its duties hereunder, including any applicable provisions imposed by state insurance regulations and under the Internal Revenue Code of 1986, as amended, and regulations thereunder (the "Code").

        (b) Interim Arrangements. Notwithstanding the provisions of subsection
(a) of this paragraph, the Manager may, in the event of a Subadviser becomes unable to provide portfolio management services to a Portfolio, itself provide to the Portfolio those services normally provided by the Subadviser under the Subadviser's agreement with the Manager, until such time as the Manager selects and contracts with a replacement Subadviser.

        (c) Administrative Services. Subject to the direction and control of the Board of Directors of the Fund, Chubb Investment shall perform administrative services in connection with the management of the Portfolios and will supervise all aspects of the Portfolios' operations. In this connection, Chubb Investment agrees to perform the following administrative functions:

            (1) Determine the value of each Portfolio's assets and liabilities, compute the daily income and net asset value of each Portfolio and compute the yield and/or total return of each Portfolio as may be required, in accordance with applicable law;

            (2) Schedule, plan agendas for and conduct directors and shareholders meetings;

            (3) Recommend auditors, counsel, Custodian and others;

            (4) Coordinate, supervise and direct any Subadviser, the Fund's Custodian and the Fund's Distributor, auditors and counsel on a day-to-day basis;

            (5) Prepare and distribute all required proxy statements, reports, and other communications with shareholders;

              (6) Prepare and file tax returns, reports due and other required filings with the Securities and Exchange Commission ("SEC), the National Association of Securities Dealers, Inc., state blue sky authorities, and generally monitor compliance with all federal and state securities laws and the Code;

              (7) Supply clerical, secretarial, accounting and bookkeeping services, data processing services, office supplies and stationery;

              (8) Provide persons to perform such professional, administrative and clerical functions as are necessary in connection with shareholder relations, reports, redemption requests and account adjustments, including the receipt, handling and coordination of shareholder complaints;

              (9) Provide adequate office space and related services (including telephone and other utility service) necessary for the Fund's operations;

              (10) Maintain corporate records not otherwise maintained by the Fund's Custodian, Distributor, or any Subadviser; and

              (11) Assist, generally, in all aspects of the Fund's operations with respect to the Portfolios.

The Manager may enter into arrangements with its parent or other persons affiliated or unaffiliated with the Manager for the provisions of certain personnel and facilities to the Manager to enable the Manager to fulfill its duties and obligations under this Agreement. Nothing herein will be construed to restrict the Fund's right, at its own expense, to contract for services to be performed by third parties.

     (d) Arrangements with Subadvisers. Notwithstanding any other provision hereof, Chubb Investment, with the approval of the Board of Directors of the Fund, may contract with one or more Subadvisers to perform any of the investment management services required by the Fund, and may contract with one or more Subadvisers or other parties to perform any of the administrative services required of Chubb Investment hereunder; provided, however, that the compensation of such other parties will be the sole responsibility of Chubb Investment and the duties and responsibilities of such other Subadviser or other parties shall be set forth in an agreement or agreements between Chubb Investment and such other parties.

     Chubb Investment shall exercise reasonable care in recommending, monitoring, and supervising the performance of Subadviser and others serving pursuant to the foregoing paragraph, but Chubb Investment shall not otherwise be liable or legally responsible for the conduct of any Subadviser. In this connection, it shall be a particular responsibility of Chubb Investment to evaluate the investment performance of Subadviser and that of potential Subadviser, and Chubb Investment shall supply the Board of Directors of the Fund with such statistical and research data bearing on each Portfolio's performance and that of Subadviser and potential Subadviser as they and Chubb Investment deem necessary. It shall also be a particular responsibility of Chubb Investment to supervise and monitor the practices of Subadviser in placing orders and selecting brokers and dealers to effect Portfolio transactions and in negotiating commission rates with them, and the services provided by such brokers and dealers.

     It also is understood that Chubb Investment, at its expense, will enter into an agreement with Chubb America Service Corporation, a New Hampshire corporation, pursuant to which Chubb Investment will obtain from said corporation most staff, facilities and services necessary to meet its obligations hereunder. Entering into said agreement shall in no way diminish any obligation or liability of Chubb Investment hereunder.

     3. (a) Purchase and Sale of Assets. Nothing in this Investment Management Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments with other accounts managed by Chubb Investment, provided that Chubb Investment does not favor any account over any other account and provided further that any purchase or sale orders executed contemporaneously shall be allocated in a manner that Chubb Investment deems to be equitable to all accounts involved and, under normal circumstances, such transactions will be
(1) done on a pro rata basis substantially in proportion to the amounts ordered by each account, (2) entered into only if, in Chubb Investment's opinion, the trade is likely to produce a benefit for the Portfolio, and (3) is at a price which is approximately the same for all parties involved. Neither Chubb Investment, nor any of its directors, officers, or employees, nor any person, firm, or corporation controlling, controlled by or under common control with it shall act as a principal or receive any commission as agent in connection with the purchase or sale of assets for the Portfolios.

     (b) Brokerage Fees. In placing orders for the purchase or sale of investments for the Portfolios, in the name of the Portfolio or their nominees, Chubb Investment shall use its best efforts to obtain for the Portfolios the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Notwithstanding the foregoing, however, and subject to appropriate policies and procedures as then approved by the Board of Directors of the Fund, Chubb Investment may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Fund to pay a broker or dealer that provides research or other brokerage services to Chubb Investment and the Fund with respect to the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Chubb Investment determines in good faith that such amount of commission is reasonable in relationship to the value of such services, viewed in terms of that particular transaction or Chubb Investment's overall responsibilities to the Portfolios or its other advisory clients. To the extent authorized by said Section 28(e) and the Fund's Board of Directors, Chubb Investment shall not be deemed to have acted unlawfully or to have breached any duty created by this Investment Management Agreement or otherwise solely by reason of such action.

        4. Compensation of Chubb Investment. Except as hereinafter provided, for the services rendered and expenses assumed by Chubb Investment, while this Investment Management Agreement is in effect, the Fund shall pay to Chubb Investment fees at an annual rate set forth in Schedule A attached hereto. Fees will accrue daily and will be payable as agreed by the Fund and Chubb Investment, but not more frequently than monthly. The average asset value of the Portfolios shall be determined and computed in accordance with the description of the method of determining net asset value contained in the Prospectus.

            The fees payable to Chubb Investment by the Fund hereunder shall be reduced by any tender solicitation fees or similar payments received by Chubb Investment, or any affiliated person of Chubb Investment, in connection with the tender of investments of any Portfolio (less any direct expenses incurred by Chubb Investment, or any affiliated person of Chubb Investment, in connection with obtaining such fees or payments). Chubb Investment shall use its best efforts to recapture all available tender offer solicitation fees and similar payments in connection with tenders of the securities of any Portfolio, provided, however, that Chubb Investment shall not be required to register as a broker-dealer for this purpose. Chubb Investment shall advise the Board of Directors of any fees or payments of whatever type which it may be possible for Chubb Investment to receive in connection with the purchase or sale of investment securities for any Portfolio.

        5. Non-Exclusivity. The Fund agrees that the services of Chubb are not to be deemed exclusive and Chubb Investment is free to act as investment manager to various investment companies and as fiduciary for other managed accounts. Chubb Investment shall, for purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund with respect to the Portfolios in any way or otherwise be deemed an agent of the Fund with respect to the Portfolios other than in futherance of its duties and responsibilities as et forth in this Investment Management Agreement. It is understood and agreed that the directors, officers and employees of Chubb Investment are not prohibited from engaging in any other business activity or from rendering services to any person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

    6. Books and Records. Chubb Investment will maintain all books and records required for the Fund with respect to the Portfolios, to the extent not maintained by the Custodian or any Subadvisor. Chubb Investment agrees that all books and records which it maintains for the Fund are the Fund's property, and, in the event of termination of this Investment Management Agreement for any reason, Chubb Investment agrees promptly to return to the Fund, free from any claim or retention of rights by Chubb Investment, all records relating to the Fund. Chubb Investment also agrees, upon request of the Fund, promptly to surrender such books and records to the Fund or, at the Fund's expense, to make copies thereof available to the Fund or to make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the Fund. Chubb Investment further agrees to maintain, prepare and preserve such books and records in accordance with the Investment Company Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2.

    Chubb Investment will use records or information obtained under this Investment Management Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than as expressly authorized by the Board of Directors or officers of the Fund, or unless disclosure is expressly required by applicable federal or state regulatory authorities or by this Investment Management Agreement. Chubb Investment shall supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with.

    The records maintained for the Fund hereunder by Chubb Investment shall include records showing, for each shareholder's account, the following; (a) name, address and tax identifying number; (b) number and class of shares held;
(c) historical information regarding the account of each shareholder, including dividends paid and the date, class of Stock and price for all transactions; (d) any stop or restraining order placed against the account; (e) any dividend reinvestment order, dividend address and correspondence relating to the current maintenance of the account; (f) certificate numbers and denominations for any Stock certificates; (g) any other information required in order for Chubb Investment to perform the calculations contemplated or required by this Investment Management Agreement; and (h) such other records as the Fund may from time to time reasonably request.

    7. Liability. Chubb Investment will not be liable for any loss suffered by the Portfolios in connection with any investment policy established by the Fund for the purchase, sale or redemption of any securities at the direction of the Board of Directors of the Fund. Nothing herein contained shall be construed to protect Chubb Investment against any liability resulting from the willful misfeasance, bad faith or negligence of Chubb Investment in the performance of its duties or from reckless disregard of its obligations and duties under this Investment Management Agreement or by virtue of violation of any applicable law.

     8. (a) Initial Documents. The Fund's management shall file with Chubb Investment the following documents: (i) certified copies of the Articles of Incorporation of the Fund and all amendments thereto, made from time to time,
(ii) a certified copy of the By-Laws of the Fund as amended, from time to time;
(iii) a copy of the resolution of the Board of Directors of the Fund authorizing this Investment Management Agreement; (iv) specimens of all forms of outstanding and new stock certificates, if any, with respect to Portfolio Stock in the form approved by the Board of Directors of the Fund accompanied by Board of Directors' resolutions approving such forms, and with a certificate of the Secretary of the Fund as to such approval; (v) an opinion of counsel for the Fund with respect to the validity of the Portfolio Stock, the number of shares authorized, the number of Shares allocated to the Portfolio's class of Shares, the status of redeemed or repurchased Shares and the number of Shares with respect to which a registration statement under the Securities Act of 1933 has been filed and is in effect; and (vi) a listing of the insurance companies with which Chubb Life through its general account or Separate Account A or any additional separate accounts established by Chubb Life, its successors or assigns, is affiliated.

     (b) Further Documentation. The Fund's management will also furnish to Chubb Investment from time to time the following documents: (i) each resolution of the Board of Directors of the Fund authorizing the original issue of the Portfolio's Shares; (ii) each registration statement filed with the SEC under the Securities Act of 1933 or under the Investment Company Act and amendments thereof, orders relating thereto and the Prospectus in effect with respect to the sale of shares of the Fund; (iii) certified copies of each resolution of the Board of Directors authorizing officers to give instructions to Chubb Investment.

     (c) Information. The Fund, its officers or agent will provide timely information to Chubb Investment regarding such matters as purchases and redemptions of shares in the Portfolios, cash requirements, and cash available for investment in the Portfolios, and all other information as may be reasonably necessary, or appropriate, in order for Chubb Investment to perform its responsibilities hereunder.

     (d) Reliance on Documents and Information. Chubb Investment will be entitled to rely on all documentation and information furnished to it by the Fund's management.

     9. Authorized Shares. The Fund certifies to Chubb Investment, that as of the close of business on the date of this Investment Management Agreement, it has authorized one billion shares of its Stock, and further certifies that, by virtue of its Articles of Incorporation and the provisions of the law of the state of its incorporation, shares of its Stock which are redeemed or repurchased by the Fund from its shareholder are restored to the status of authorized and unissued shares.

     10. (a) Expenses of the Fund. As between the Fund and Chubb Investment, the following expenses shall be borne exclusively by the Fund;

             (i) Brokerage commissions and transfer taxes in connection with portfolio transactions and similar fees and charges for the acquisitions, disposition, lending or borrowing of portfolio investments;

         (ii) All other state, federal, local or foreign governmental fees and taxes (including any insurance, transfer, franchise or income taxes) payable by the Fund and all corporate or filing fees payable by the Fund to any governmental entity or agency,

         (iii) All expenses, incidental and otherwise, associated with preparing and filing with appropriate state, federal, local or foreign governments or agencies all tax returns, including the expenses associated with any mailings to the policy owners with respect to such returns.

         (iv) Fees and expenses incurred in the registration or qualification (and maintaining said registration or qualification) of the Fund and its shares under federal or state securities laws, if deemed applicable, subsequent to the effective date of the registration statement including all fees and expenses incurred in connection with the preparation, setting in type, printing and mailing of the registration statement and any amendments or supplements that may be made from time to time;

         (v) Compensation paid to directors who are not "interested persons" of the Fund within the meaning of the Investment Company Act and travel expenses paid to all directors;

         (vi)     Interest and any other cost related to borrowings by the Fund;

         (vii) Any extraordinary or non-recurring expenses (such as legal claims and liabilities, and litigation costs and any indemnification related thereto);

         (viii) Costs of printing and distributing to current policy owners, shareholder reports, proxy statements, Prospectuses and any stickers and supplements thereto, and otherwise communicating with the shareholders;

         (ix) Costs and all incidental expenses associated with conducting shareholder meetings;

         (x) The cost of the fidelity bond required by Investment Company Act Rule 17g-1 and any errors and omissions insurance or other liability insurance covering the Fund and/or its officers, directors and employees;

         (xi) The cost of obtaining quotes necessary for valuing the assets and related liabilities for the Portfolios;

         (xii) The charges and expenses of the Custodian, independent accountants and independent legal counsel retained by the Fund, the charges and expenses of any independent proxy solicitation firm retained by the Fund to solicit voting instructions from policy owners with respect to Portfolio Shares, and the charges and expenses of any trade association fees; and

           (xiii) All other expenses not specifically assumed hereunder by Chubb Investment.

     (b) Expenses of Chubb Investment. As between the Fund and Chubb Investment, the costs and expenses of providing the necessary facilities, personnel, office equipment and supplies, office space, telephone service, and other utility service necessary to carry out its obligations hereunder shall be borne exclusively by Chubb Investment, except as otherwise herein expressly provided. In addition, Chubb Investment shall pay and assume all expenses specifically assumed by Chubb Investment as set forth in Paragraphs 2(c)(1),
(3), (4), (7), (8), (9), (10) and (11); and 2(d) of this Investment Management Agreement.

     11. Duration and Termination of the Agreement. This Investment Management Agreement shall become effective as of the date first written above provided that it has been approved by the majority of the outstanding shares of each of the Portfolios. Thereafter, it shall continue in effect with respect to each of the Portfolios from year to year, but only so long as such continuance is specifically approved at least annually by the Board of Directors in conformity with the requirements of the Investment Company Act. This Investment Management Agreement may be terminated, with respect to each Portfolio, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding shares of Portfolio on sixty days' written notice to Chubb Investment, or by Chubb Investment on sixty days' written notice to the Fund. This Investment Management Agreement shall automatically terminate in the event of its assignment.

     12. Amendment of the Agreement. This Investment Management Agreement may be amended with respect to any Portfolio only if, to the extent required by law, such amendment is specifically approved by (a) the vote of a majority of the outstanding shares of the Portfolio, and (b) by the vote of the Board of Directors of the Fund, including a majority of those directors of the Fund who are not parties to nor interested persons of any party to this Investment Management Agreement cast in person at a meeting called for the purpose of voting on such approval.

     13. Definitions. The terms "assignment," "interested person," and "majority of the outstanding shares," when used in this Investment Management Agreement, shall have the respective meanings specified under the Investment Company Act and rules thereunder.

     14. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     15. Name. This Investment Management Agreement is entered into in recognition of an agreement, dated February 15, 1985, between the Fund and The Chubb Corporation granting the Fund a license to use the word "Chubb" in its corporate name and to use such words in connection with its business.

     16. Provision of Certain Information by Manager. The Manager will promptly notify the Fund in writing of the occurrence of any of the following events:

      a. the Manager fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Manager is required to be registered as an investment adviser in order to perform its obligations under this Agreement,

      b. the Manager is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in the equity, before or by any court, public board or body, involving the affairs of the Fund, and/or

      c. the chief executive officer or controlling stockholder of the Manager or the portfolio manager of any Portfolio charges or there is otherwise an actual change in control or management of the Manager.

     17. Entire Agreement. This Agreement contains the entire understanding and agreement of the Parties.

     18. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     19. Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Fund or Manager in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

     20. Force Majeure. The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, work stoppages, fire, flood catastrophe, acts of nature, insurrection, war, riot, failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect to such undertakings.

     21. Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained in the Agreement.

        22. Governing Law. The provisions of this Investment Management Agreement shall be construed and interpreted in accordance with the laws of the State of New Hampshire, as at the time in effect, and the applicable provisions of the Investment Company Act and rules thereunder or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New Hampshire, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act and rules thereunder or other federal laws and regulations which may be applicable the latter shall control.

                                                CHUBB AMERICA FUND, INC.


Attest:                         By:
       -----------------------      ---------------------
Title:                                   Title:





                                                CHUBB INVESTMENT ADVISORY
                                                CORPORATION


Attest:                         By:
       -----------------------      ---------------------
Title:                                   Title:

                                  SCHEDULE A

                           CHUBB AMERICA FUND, INC.


--------------------------------------------------------------------------------
NAME OF PORTFOLIO                           ANNUAL FEE AS A PERCENTAGE OF
                                              AVERAGE DAILY NET ASSETS

--------------------------------------------------------------------------------
World Growth Stock Portfolio                .75% of first    $200 Million
                                            .70% of next     $1.1 Billion
                                            .65% over        $1.3 Billion

--------------------------------------------------------------------------------
International Equity Portfolio              1.00% of first   $200 Million
                                            1.00% of next    $1.1 Billion
                                            1.00% over       $1.3 Billion

--------------------------------------------------------------------------------
Money Market Portfolio                      .50% of first    $200 Million
                                            .45% of next     $1.1 Billion
                                            .40% over        $1.3 Billion

--------------------------------------------------------------------------------
Gold Stock Portfolio                        .75% of first    $200 Million
                                            .70% of next     $1.1 Billion
                                            .65% over        $1.3 Billion

--------------------------------------------------------------------------------
High Yield Bond Portfolio                   .75% of first    $200 Million
                                            .75% of next     $1.1 Billion
                                            .75% over        $1.3 Billion

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Bond Portfolio                             .50% of first     $200 Million
                                           .45% of next      $1.1 Billion
                                           .40% over         $1.3 Billion

--------------------------------------------------------------------------------
Growth Portfolio                           .75% of first     $200 Million
                                           .75% of next      $1.1 Billion
                                           .75% over         $1.3 Billion

--------------------------------------------------------------------------------
Domestic Growth Stock Portfolio            .75% of first     $200 Million
                                           .70% of next      $1.1 Billion
                                           .65% over         $1.3 Billion

--------------------------------------------------------------------------------
Growth and Income Portfolio                .75% of first     $200 Million
                                           .70% of next      $1.1 Billion
                                           .65% over         $1.3 Billion

--------------------------------------------------------------------------------
Capital Growth Portfolio                  1.00% of first     $200 Million
                                           .95% of next      $1.1 Billion
                                           .90% over         $1.3 Billion

--------------------------------------------------------------------------------
Balanced Portfolio                         .75% of first     $200 Million
                                           .70% of next      $1.1 Billion
                                           .65% over         $1.3 Billion

--------------------------------------------------------------------------------
Emerging Growth Portfolio                  .80% of first     $200 Million
                                           .75% of next      $1.1 Billion
                                           .70% over         $1.3 Billion

--------------------------------------------------------------------------------

EFFECTIVE:
          ----------------------------------


                                      13